EXHIBIT 4


                                    AGREEMENT


         THIS AGREEMENT is made as of July 27, 1996 between Signature Financial/Marketing, Inc., a Delaware corporation ("Signature") and ValueVision International, Inc., a Minnesota corporation ("VVI"), which term shall include VVI's Affiliates.


                                 R E C I T A L S

         A. Signature and its subsidiaries are subsidiaries of Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW"). Signature and its subsidiaries are referred to herein collectively as the "Signature Companies".

         B. Pursuant to an Asset Purchase Agreement of even date herewith, Montgomery Ward Direct, L.P., a Delaware limited partnership which is a wholly owned subsidiary of MW ("MWD") is selling, and ValueVision Direct Marketing Company, Inc., a Minnesota corporation which is a wholly owned subsidiary of VVI is purchasing, substantially all of the assets of MWD. Following the purchase of such assets, VVI will engage in a direct-mail and catalog business using certain service marks of MW and offering MW's private label credit card, pursuant to an Amended and Restated Operating Agreement of even date herewith between MW and VVI (the "Amended and Restated Operating Agreement"). Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Operating Agreement.

         C. VVI desires that the Signature Companies provide certain services to VVI in connection with the VVI Catalog Business, and Signature desires to cause the Signature Companies to provide such services.

         D. Signature desires that, in connection with both Television Home Shopping and the VVI Catalog Business, VVI promote both the use of the Card and credit protection programs offered from time to time by the Signature Companies, and VVI is willing to do so.


                               A G R E E M E N T S

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. List Support Services. For a period of three years, commencing on the date hereof, Signature shall cause the Signature Companies to provide the following list support services to VVI for the benefit of the VVI Catalog Business (collectively, "Services"):

                  (a) the Signature Companies will provide list selection support for the VVI Catalog Business, consisting of the following:

                           (i) prospecting for new buyers from the marketing
                  activity file;

                           (ii) selections of existing catalog buyers to
                  stimulate repeat purchasing, from the catalog buyer file which presently is maintained for MWD by Fingerhut Companies, Inc.;

                           (iii) assistance in selection of potential catalog
                  buyers from customer lists rented or otherwise obtained by VVI;

                           (iv) supplying marketing activity file and Cardholder
                  extract file data to VVI for its own research, modeling and analysis, including the merge/purge of the data with VVI's data file; and

                           (v) consulting with VVI employees related to any
                  modeling or research that VVI may conduct on its own.

         List selection support shall include selection of promotable accounts, elimination of do not solicits, merge/purge across lists, application of scoring systems, and creation of final output files. VVI will provide criteria to the Signature Companies from time to time in order for the Signature Companies to generate mailing lists meeting VVI's criteria. Signature will provide a magnetic tape or disc, on a monthly basis, in machine readable form, for use by VVI in mailing catalogs to customers and prospective customers in accordance with the rights granted under the Operating Agreement and the Related Agreements. Such list selection support shall be of a nature comparable to that which Signature provides itself in the conduct of its own businesses;

                  (b) the Signature Companies will provide such research support for the VVI Catalog Business as VVI shall reasonably require, including creation of scoring systems, back-end analysis of mailings, and recommendations of file depth for scored mailings. Research will also include special analyses such as merchandise cross shopping habits or frequency of purchase across cardholders. Such research support shall be in the form of written reports or analyses of data in a form comparable to that used by Signature in the conduct of its own businesses;

                  (c) in providing Services for VVI, Signature shall use the same standard of care as it uses with respect to the processing of its own data of similar kinds. Signature shall use its existing data processing systems for the provision of Services and shall not be required to acquire any additional computer hardware or software. Signature shall provide the services of trained associates, who shall devote substantially all of their business time and attention to the performance of Services pursuant to this Agreement. Signature presently estimates that the services of four associates shall be required for the performance of Services, but staffing levels shall be in Signature's sole discretion;

                  (c) as compensation for the Services to be rendered pursuant to this paragraph 1, VVI shall reimburse Signature for its out of pocket costs for performing such Services, including (i) salaries or wages, fringe benefits and employment taxes with respect to associates dedicated to the performance of Services, (ii) any necessary travel or other out of pocket expenses, (iii) costs of media and postage, and
         (iv) cost of data overlays. Signature shall provide monthly invoices to VVI, setting forth the amounts of such costs in reasonable detail with respect to the previous month. Terms of payment of such invoices shall be net 30 days from the invoice dates. In the event VVI shall fail to pay any invoice when due, and such failure shall continue for a period of 30 days after Signature shall have delivered written notice to VVI, Signature shall have the right to suspend the furnishing of Services until such delinquency has been cured.

         2. Credit Insurance Products. In connection with the VVI Catalog Business and Television Home Shopping, Signature shall make available for sale by VVI from time to time those credit insurance products which Signature deems appropriate, and shall provide to VVI, without charge, a reasonable number of copies of all literature used generally by Signature in connection with the promotion of such insurance products for use by VVI in catalog mailings to its customers. Signature shall have the sole right to approve any application for a credit insurance product procured by VVI. VVI shall refer all such customers who express an interest in purchasing credit insurance to a licensed insurance agent (who may be an employee of one of the Signature Companies) for the sale of such credit insurance product. For each approved application for such a credit insurance product, Signature shall cause one of the Signature Companies to pay to VVI the sum of $25. Such payments shall be made monthly with respect to applications accepted during the preceding month.

         3. Card Solicitations. Pursuant to the Restated Receivables Sale and Purchase Agreement, VVI shall have the right to offer the use of the Card to prospective purchasers of Product through Television Home Shopping or the VVI Catalog Business. For each approved application for a Card which VVI shall procure, Signature shall cause one of the Signature Companies to pay to VVI the sum of $5. Such payments shall be made monthly with respect to applications approved during the preceding month.

         4. Term. Subject to the remainder of this paragraph 4, the provisions of paragraphs 2 and 3 shall continue in effect for the duration of the Term. In the event the Operating Agreement shall be terminated for any reason prior to the end of the Term, this Agreement shall terminate concurrently with the termination of the Operating Agreement. No termination of this Agreement shall affect any rights which arose prior to termination.

         5. Notices. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement or any of the Related Agreements shall be in writing and shall be personally delivered, mailed by first-class,registered or certified mail, postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:

                    If to VVI:

                                ValueVision International, Inc.
                                6740 Shady Oak Road
                                Minneapolis, Minnesota  55344
                                Attention:  Chief Executive Officer

                    with a copy to:

                                Maslon, Edelman, Borman & Brand, a
                                professional limited liability partnership
                                3300 Norwest Center
                                90 South Seventh Street
                                Minneapolis, Minnesota  55402-4140
                                Attention:  William M. Mower

                    If to Signature:

                                Signature Financial/Marketing, Inc.
                                200 N. Martingale Road
                                Schaumburg, Illinois 60173-2096
                                Attention: General Counsel

                    with a copy to:

                                Altheimer & Gray
                                Suite 4000
                                10 South Wacker Drive
                                Chicago, Illinois  60606
                                Attention: Myron Lieberman

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

         6. Severability. Whenever possible, each provision of this Agreement and the Related Agreements shall be interpreted in such a manner as to be effective and valid under applicable law, but if one or more of the provisions of any of such documents are subsequently declared invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of such documents, which shall be applied and construed so as to reflect substantially the intent of the parties and achieve the same economic effect as originally intended by the terms hereof, unless those provisions which are invalidated or unenforceable are material to the performance of either party's affirmative or negative obligations under the relevant agreement, in which case the entire such agreement shall be terminable, at the option of the party whose rights thereunder have been adversely affected thereby, provided that such party must exercise its option to terminate such agreement within ninety (90) days following the date on which such provision is declared or determined to be invalid, voidable or unenforceable and the other party must be given sixty (60) days in which to agree to a valid modification of such agreement which would substantially eliminate such adverse effects.

         7. Force Majeure. No party shall be liable for any failure of or delay in the performance of this Agreement or the Related Agreements for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control, it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. If the delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, the party which did not suffer the event shall have the right, in its sole discretion, to terminate this Agreement, by giving notice to the other party of its election to terminate. Each party shall notify the other party promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of any agreement.

         8. Waivers. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement , nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of any of said documents or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof and thereof may be waived only by a written instrument executed by the party waiving compliance.

         9. Exercise of Rights. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement, and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of such documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         10. Binding Effect. Subject to the provisions hereof and thereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         11. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contained herein and therein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         12. Pronouns. All pronouns and any variations thereof used in this Agreement and the Related Agreements shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or the context may require.

         13. Headings. Section headings contained in this Agreement and the Related Agreements are inserted for convenience of reference only, shall not be deemed to be a part of such Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         14. Governing Law. This Agreement, the rights and obligations of the parties hereto and thereto, and any claim or disputes relating to any thereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

         15. Execution in Counterparts. To facilitate execution, this Agreement may each be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         16. Assignment. Neither party may assign its rights under this Agreement without the consent of the other party, which consent may be granted or withheld in the sole discretion of such other party. No permitted assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement. Any unauthorized assignment and any assignment made in contravention of this Section 16 shall be null and void.

         17. Time. Time is to be considered of the essence for the purposes of this Agreement.

         18. Amendments and Modification. This Agreement may only be amended or modified by a subsequent written agreement by the parties hereto.

         19. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that such document may have been prepared primarily by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of such documents.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first set forth above.

SIGNATURE FINANCIAL/MARKETING, INC.      VALUEVISION
                                         INTERNATIONAL, INC.


BY:  /s/ John Workman                BY:  /s/ Robert L. Johander
     -----------------------------        --------------------------------------

TITLE: Assistant Secretary           TITLE: Chairman and Chief Executive Officer
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